Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of ProShares Trust II of our report dated February 25, 2022 relating to combined financial statements of ProShares Trust II, the individual financial statements of each of the individual funds comprising ProShares Trust II, the effectiveness of internal control over financial reporting of ProShares Trust II, and the effectiveness of internal control over financial reporting of each of the individual funds comprising ProShares Trust II, which appears in ProShares Trust II’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 14, 2023